EXHIBIT 10.12

February 20, 2002

Auto Conversions, Inc.
20050 Bellaire
Royal Oak, MI
USA 48067
Attn: Mr. Mike Patton

Non Binding Letter of Intent

This non-binding Letter of Intent sets out the terms and conditions under which Ideal Accents, Inc. ("Ideal") proposes to acquire certain assets from Auto Conversions, Inc. ("Auto") and to acquire a Loan due by Auto to its key principal Mike Patton.

1.    Ideal will purchase the following assets:

(a)	Accounts Receivable of	$ 30,000
(b)	Inventory of	$ 30,000
(c)	Machinery, equipment, vehicles, furniture and fixtures of	$ 70,000
(d)	Client list	$ 70,000
	TOTAL	$200,000

These amounts have been rounded and will be subject to adjustment on closing. Any adjustment to (a), (b) or (c) shall be added to or subtracted from (d) to have the total remain at $200,000.

2.    Payment of this purchase price shall be made up by assumption of the following liabilities:

(a)	National Bank Loan	$ 74,000
(b)	Other loan	$ 5,000
(c)	Webasto payables	$ 70,000
(d)	Other accounts payables	$ 51,000
	TOTAL	$200,000

These amounts are subject to adjustment in the following manner on closing: If the amount being assumed is less than $200,000 then the amount paid for the Loan shall be increased by the difference between $200,000 and the amount being assumed by adding this amount to the number of Shares payable on closing. If the amount being assumed is more than $200,000 then any amount over $200,000 shall first be reduced by any increase in accounts receivable over $30,000 and the balance, if any, shall reduce the amount paid for the Loan and shall be deducted from the amount of Shares due on closing.

If the Other loan in the amount of $5,000 is required to be paid on closing Mike Patton agrees that the first cash payment on the Loan shall be reduced by $5,000 and this amount added to the second cash payment.

Ideal will indemnify Mike Patton or have him released from any personal guarantees related to liabilities of Auto assumed by Ideal. Ideal will attempt to have Mike Patton released from the personal guarantees.

Ideals proposal contained herein is subject to arranging a pay down of the National Bank loan over a minimum period of two (2) years.

3.    Auto has a Loan due to Mike Patton in the amount of approximately $180,000 which bears no interest and has no payments or due date. Ideal proposes to purchase this Loan for the sum of $150,000 payable as follows:

On closing $20,000 plus 100,000 common shares (the "Shares") of Ideal valued at $1.00 per share, a further $15,000 due sixty (60) days after the closing and $15,000 within one hundred and twenty (120) days of the closing date subject to adjustment on closing in accordance with Section 2 above.

4.    On closing Ideal will enter into an employment or consulting agreement, at the option of Mike Patton, to employ the services of Mike Patton for a term of two (2) years at $75,000 per year in a form satisfactory to his solicitor, which will not be arbitrarily withheld. These services, amongst other things, shall include assisting Ideal to retain the Auto clients and assisting in other acquisitions. In addition to the annual compensation Mike Patton shall be included in the company's health insurance program wherein the employee pays fifty per cent (50%) of the premium. Ideal will provide a $900 per month car allowance for vehicle and maintenance. If Mike Patton chooses to enter into an employment agreement rather than a consulting agreement Ideal will be responsible for the company portion of all FICA contributions, any state required medical contribution, unemployment taxes and any other compulsory employer share of cost.

5.    Both the asset purchase and the loan purchase agreements shall include non-compete clauses. Said non-compete provision shall include amongst other standard provisions the restriction of solicitation of clients of both Auto and Ideal and employees of Ideal or setting up a competitive operation within 200 miles of any Ideal outlet for a period of one (1) year after Mike Patton ceases to be an employee of Ideal. If Mike Patton quits or is discharged for cause from his employment from Ideal then these non-compete provision shall extend for a period of three (3) years from the date he is first employed.

6.    Auto and Mike Patton understand that Ideal is a public company in the process of filing a registration statement to become a fully reporting issuer under the Securities Act of 1933 and the Securities and Exchange Act 1934 and intends to apply to NASD to have its common shares trade on the NASD Bulletin Board. Auto and Mike Patton agree to provide any information regarding their affairs as may be required by any of the regulatory authorities and further agrees that the Shares to be issued on closing shall be restricted from trading for a period of two (2) years from the date when the common shares begin to trade or the Closing date, whichever is later.

7.    Immediately following acceptance of this Non-Binding Letter of Intent, Ideal at its expense shall have prepared formal agreements setting out the terms and conditions described herein and will deliver a copy to Mike Patton and Auto within ten (10) days of acceptance hereof. The parties hereto agree that they will not arbitrarily refuse to execute the formal agreements.

8.    Each party shall be responsible for their own cost of legal counsel and advisors related to the review of the Letter of Intent and the formal agreements.

9.    Closing shall take place as soon as practical following the signing of the formal agreement but in any event not more than thirty (30) days after unless agreed to in writing by each of the parties hereto.

10.    The parties hereto acknowledge and agree that information they receive from the other party is confidential. Neither party shall release any of the confidential information without written consent except:

(a)    to its own officers, directors, employees, legal counsel, and consultants provided all of the above shall be restricted from release of such confidential information to any arms length third party; and

(b)    any party may release confidential information if required by law or regulation by which the party is governed; and

(c)    any information in the public domain is excluded.

11.    Auto and Mike Patton agree to make available all records and information reasonably requested by Ideal, required for the preparation of the formal agreements. Mike Patton further agrees to assist Ideal in obtaining any acknowledgements required with respect of the assets acquired or liabilities assumed and will assist if requested in the negotiations with the Bank and any other loans or accounts payable in an effort to have these amounts retired over a reasonable period of time provided except for the Bank loan this shall not be a condition of closing.

12.    Auto and Mike Patton agree not to solicit any other individual or corporation to purchase assets or the Company or provide financing to Auto until the formal agreements are presented and a reasonable time has been allowed for their negotiation and execution except loans required for day to day operations prior to closing.

13.    Auto and Mike Patton covenant and agree to be bound by Sections 11 and 12 of this Non-Binding Letter of Intent during the time contemplated by these Sections and Section 8.

If the terms and conditions set out herein are acceptable please signify by signing below where indicated and fax an executed copy to Medallion Capital Corp. at 416-865-1250. The parties acknowledge that facsimile signatures are acceptable.

Yours truly,
Ideal Accents, Inc.

Per: /s/ Joseph O'Connor
      Joseph O'Connor, CEO

We understand and agree with the terms and conditions set out herein this _____ day of February 2002.

AUTO CONVERSIONS, INC.

Per: /s/ Mike Patton
      Mike Patton